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                                  LAW OFFICES
                               LESTER MORSE P.C.
                              111 GREAT NECK ROAD
                        GREAT NECK, NEW YORK 11021-5473
                                     ------
                            TELEPHONE (516) 487-1446
                           TELECOPIER (516) 487-1452

                                                               September 8, 1995
Board of Directors
ATC Environmental Inc.
104 East 25th Street, 10th Floor
New York, NY 10010

Re: Form S-2 Registration Statement
   File No. 33-61921

Gentlemen:

    We have reviewed the Certificate of Incorporation and amendments thereto, By-Laws (as amended), corporate proceedings and other documents of ATC Environmental Inc. (the "Company") and based upon the foregoing, it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement filed on August 18, 1995 (File No. 33-61921), as amended, will when sold, be legally issued, fully paid and non-assessable.

    No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

    We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          LESTER MORSE P.C.
                                          Steven Morse

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